EXHIBIT 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TRANS-LUX CORPORATION

                        It is hereby certified that:

            1.         (a)        The present name of the corporation is TRANS-LUX CORPORATION;

                        (b)        The name under which the Corporation was originally incorporated is AMERICAN LUX PRODUCTS CORPORATION, and the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is the 5th day of February, 1920.

            2.         The amendment and restatement of the Certificate of Incorporation herein certified has been duly adopted by the Board of Directors and the stockholders pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TRANS-LUX CORPORATION

FIRST:  The name of this Corporation is TRANS-LUX CORPORATION (the “Corporation”).

SECOND:  The registered office of the Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware, 19808, and the name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:  The aggregate number of shares of stock of all classes which the Corporation shall have authority to issue is 60,500,000, consisting of 60,000,000 shares of the Corporation’s Common Stock (the “Common Stock”) having a par value of $0.001 per share and 500,000 shares of the Corporation’s Preferred Stock (the “Preferred Stock”) having a par value of $0.001 per share.

A.        Voting Rights.

            Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation  (including any Certificates of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation (including any Certificates of Designation relating to any series of Preferred Stock).  Every reference in this Amended and Restated Certificate of Incorporation to a majority or other proportion of shares of stock shall refer to such majority or other proportion of the votes of such shares of stock.

               The Corporation may not effect or consummate:

               (1) any merger or consolidation of the Corporation with or into any other corporation;

   (2) any sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to or with any other person; or

               (3) any dissolution of the Corporation,

unless and until such transaction is authorized by the vote, if any, required by Articles NINTH and TWELFTH of this Certificate of Incorporation and by Delaware law.

B.        Preferred Stock.

The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the General Corporation Law of Delaware, to establish the number of shares to be included in each such series, and to fix the designation, powers, relative rights, preferences and qualifications, limitations or restrictions thereof.

Pursuant to the authority conferred by this Article FOURTH, the following series of Preferred Stock has been designated, such series consisting of such number of shares, with such voting powers and with such designation, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions therefor as stated and expressed in Exhibit A attached hereto and incorporated herein by reference:

Exhibit A:       Series A Convertible Preferred Stock

C.        Authorized Shares of Capital Stock.

Except as may be provided in the terms and conditions fixed by the Board of Directors for any series of Preferred Stock, the number of authorized shares of any class or classes of stock of the Corporation may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote.

FIFTH:  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to the powers and authority expressly conferred upon them by Statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.  Election of directors need not be by written ballot unless the Bylaws so provide.

SIXTH:  The Corporation is to have perpetual existence.

SEVENTH:  The private property of the stockholders of the Corporation shall not be subject to the payment of corporate debts to any extent whatsoever.

EIGHTH:  The number of directors of the corporation shall be such number no less than five (5) and no greater than fifteen (15) as shall be fixed by the by-laws and may be altered from time to time as may be prescribed in the by-laws.  In case of any increase in the number of directors, the additional directors may be elected, as provided in the by-laws, by the Board of Directors, or, at any meeting of the stockholders, by the stockholders entitled to vote thereat.  Directors need not be stockholders.

            Directors shall be divided into three classes, each class to be determined by the directors prior to the election of a particular class.  In the event that at any time or from time to time the number of directors is increased, the newly created directorships resulting therefrom shall be filled by a vote of the majority of the directors in office immediately prior to such increase, and directors so elected shall serve until the term of the class to which they are assigned expires.  Vacancies in any class of directors shall be filled by the vote of the remaining directors, and directors so elected shall serve until the term of such class expires. At the 1974 Annual Meeting of Stockholders, Class A directors shall be elected to a term of three years, Class B directors to a term of two years, and Class C directors to a term of one year; and at each subsequent annual meeting, the successors to directors whose terms shall expire that year shall be elected to a term of three years.

            NINTH:  (1) Except as set forth in Part (2) of this Article, the affirmative vote of four-fifths (4/5) of the outstanding stock entitled to vote in elections of directors (considered for this purpose as one class) shall be required for:

               (a) any merger or consolidation to which the corporation, or any of its subsidiaries, and an Interested Person (as hereinafter defined) are parties;

               (b) any sale or other disposition by the corporation, or any of its subsidiaries, of all or substantially all of its assets to an Interested Person;

               (c) any purchase or other acquisition by the corporation, or any of its subsidiaries, of all or substantially all of the assets of an Interested Person; or

               (d) any other transaction with an Interested Person which requires the approval of the stockholders of the corporation under the Delaware Corporation Law.

               (2) The provisions of Part (1) of this Article shall not be applicable to any transaction described therein, if such transaction is approved by resolution of the Board of Directors of the corporation, provided that a majority of the members of the Board of Directors voting for the approval of such transaction were duly elected and acting members of the Board of Directors prior to the later of (i) the date that the person, firm or corporation, or any group thereof, with whom such transaction is proposed, became an Interested Person or (ii) February 26, 1974.

               (3) As used in this Article, the term “Interested Person” shall mean any person, firm or corporation, or any group thereof, whether acting singly or in concert, which owns of record or beneficially, directly or indirectly, ten (10%) per cent or more of any class of voting securities of the corporation. As used in this Article the term “Interested Person” shall include, in addition to an Interested Person, any person directly or indirectly controlling or controlled by the Interested Person, or any person under direct or indirect common control with the Interested Person.

               (4) For purposes of this Article, the Board of Directors shall have the power to determine, on the basis of information known to the Board, if and when there is an Interested Person. Any such determination shall be conclusive and binding for all purposes of this Article.

            TENTH:  In addition to any other vote that may be required by statute, stock exchange regulations, this Certificate of Incorporation or any amendment hereof, or the by-laws of the corporation, the vote of the holders of four-fifths of all classes of stock of the corporation entitled to vote in elections of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal Article EIGHTH, Article NINTH or this Article TENTH of this Certificate of Incorporation.

ELEVENTH:  No holder of stock of the Corporation of whatsoever class shall have any pre-emptive right of subscription of any shares of any class of the stock of the Corporation, at any time issued or sold, or to any obligations convertible into such stock, or any right of subscription to any thereof, other than such, if any, as the Board of Directors in its discretion may determine, and any shares of stock, or obligations convertible into such stock, which the Board of Directors may determine to offer for subscription may be offered to any class of stock to the exclusion of the other.

            In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized:

            (1)        To make, repeal and alter the Bylaws of the Corporation subject to the power of the stockholders, at the time entitled to vote, to alter or repeal Bylaws made by the Board of Directors; and

            (2)        To fix the amount to be reserved as working capital and to authorize and cause to be executed mortgages and liens upon the property and franchises of the Corporation.

            The Corporation may in its Bylaws confer powers additional to the foregoing upon the directors, in addition to the powers and authority expressly conferred upon them by law.

            TWELFTH:  The following provisions shall apply in addition to any other affirmative vote required by law or this certificate of incorporation:

SECTION I

CERTAIN BUSINESS COMBINATIONS

               The affirmative vote of the holders of not less than four-fifths of the outstanding shares of Voting Stock (as hereinafter defined) held by stockholders other than the Acquiring Person (as hereinafter defined) with which or by or on whose behalf, directly or indirectly, a Business Combination (as hereinafter defined) is proposed, voting as a single class, shall be required for the approval or authorization of such Business Combination. Notwithstanding the foregoing, the four-fifths voting requirement shall not be applicable if such Business Combination is approved by the corporation’s Board of Directors prior to the Acquiring Person becoming such or if the cash or fair market value of the property, securities or other consideration to be received per share by holders of shares of each class of Voting Stock in such Business Combination as of the date of consummation thereof is an amount not less than the higher of (a) the Highest Per Share Price or the Highest Equivalent Price (as these terms are hereinafter defined) paid by such Acquiring Person in acquiring any of its holdings of Voting Stock, and (b) the Fair Market Price (as hereinafter defined) of such class of Voting Stock determined on the date the proposal for such Business Combination was first publicly announced, and such consideration shall be in the same form and of the same kind as the consideration paid by such Acquiring Person in acquiring the shares of Voting Stock already acquired by it.  If the Acquiring Person had paid for shares of Voting Stock with varying forms of consideration, the form of consideration to be received by the holders of Voting Stock shall be the form used to acquire the largest number of shares of Voting Stock acquired by such Acquiring Person.

SECTION II

DEFINITIONS

               For purposes of this Article TWELFTH:

               1. Business Combination. The term “Business Combination” shall mean (a) any merger or consolidation of the corporation or a subsidiary of the corporation with or into an Acquiring Person, (b) any sale, lease, exchange, transfer or other disposition, including, without limitation, a mortgage or any other security device, in a single transaction or related series of transactions, of all or any Substantial Part (as hereinafter defined) of the assets either of the corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary of the corporation to an Acquiring Person, (c) any merger or consolidation of an Acquiring Person with or into the corporation or a subsidiary of the corporation, (d) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or other security device, in a single transaction or related series of transactions, of all or any Substantial Part of the assets of an Acquiring Person to the corporation or a subsidiary of the corporation, (e) the issuance of any securities of the corporation or a subsidiary of the corporation to an Acquiring Person, (f) any recapitalization, merger or consolidation that would have the effect of increasing the voting power of an Acquiring Person, (g) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed, directly or indirectly, by or on behalf of an Acquiring Person, (h) any merger or consolidation of the corporation with a subsidiary of the corporation proposed by or on behalf of an Acquiring Person, unless the surviving or consolidated corporation, as the case may be, has a provision in its certificate of incorporation substantially identical to this Article TWELFTH, (i) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination, and (j) any other transaction with an Acquiring Person which requires the approval of the stockholders of the corporation under the General Corporation Law of Delaware. A person who is an Acquiring Person as of (x) the time any definitive agreement relating to a Business Combination is entered into, (y) the record date for the determination of stockholders entitled to notice of and to vote on a Business Combination, or (z) immediately prior to the consummation of a Business Combination, shall be deemed an Acquiring Person for purposes of this definition.

               2. Acquiring Person. The term “Acquiring Person” shall mean and include any individual, corporation (other than the corporation), partnership or other person or entity which, together with its Affiliates and Associates (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at March 30, 1984, collectively, and as so in effect, the “Exchange Act”), and with any other individual, corporation (other than the corporation), partnership or other person or entity with which it or they have any agreement, arrangement or understanding with respect to acquiring, holding, voting or disposing of Voting Stock, Beneficially Owns (as defined in Rule 13d-3 of the Exchange Act) in the aggregate 5% or more of the outstanding Voting Stock of the corporation. A person or entity, its Affiliates and Associates and all such other persons or entities with whom they have any such agreement, arrangement or understanding shall be deemed a single Acquiring Person for purposes of this Article TWELFTH. For purposes of this Article, the Board of Directors shall have the power to determine, on the basis of information known to the Board, if and when there is an Acquiring Person. Any such determination shall be conclusive and binding for all purposes of this Article.

               3. Substantial Part. The term “Substantial Part” shall mean an amount equal to more than 10% of the fair market value of the total consolidated assets of the corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is being made.

               4. Rights to Acquire. Without limitation, any share of Voting Stock of the corporation that any Acquiring Person has the right to acquire at any time (notwithstanding that Rule 13d-3 of the Exchange Act deems such shares to be beneficially owned only if such right may be exercised within 60 days) pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed to be Beneficially Owned by the Acquiring Person and to be outstanding for purposes of Paragraph 2 of this Section II.

               5. Other Consideration to Be Received. For the purposes of Section I of this Article TWELFTH, the term “other consideration to be received” shall include, without limitation, Common Stock, Preferred Stock or other capital of the corporation retained by its existing stockholders other than the Acquiring Person with which or by or on whose behalf, directly or indirectly, a Business Combination has been proposed or other parties to such Business Combination in the event of a Business Combination in which the corporation is the surviving corporation.

               6. Voting Stock. The term “Voting Stock” shall mean all of the outstanding shares of capital stock of the corporation entitled to vote in elections of directors (considered for this purpose as one class), and each reference to a percentage of shares of Voting Stock shall refer to such percentage of the votes entitled to be cast by such shares.

               7. Time of Acquisition. An Acquiring Person shall be deemed to have acquired shares of the Voting Stock of the corporation at the time when such Acquiring Person became the Beneficial Owner thereof. The price paid by an Acquiring Person for such shares held by a person or entity at the time it became part of such Acquiring Person shall be deemed to be the higher of (a) the price paid upon the acquisition thereof by such person or entity and (b) the market price of the shares in question at the time when such person or entity became part of such Acquiring Person.

               8. Highest Per Share Price; Highest Equivalent Price. The terms “Highest Per Share Price” and “Highest Equivalent Price” as used in this Article TWELFTH shall mean the following: If there is only one class of capital stock of the corporation issued and outstanding, the Highest Per Share Price shall mean the highest per share price that can be determined to have been paid at any time by the Acquiring Person by or on whose behalf, directly or indirectly, the Business Combination has been proposed for any share or shares of that class of capital stock. If there is more than one class of capital stock of the corporation issued and outstanding, the Highest Equivalent Price shall mean, with respect to each class and series of capital stock of the corporation, the highest per share price equivalent of the highest price that can be determined to have been paid at any time by such Acquiring Person for any share or shares of any class or series of capital stock of the corporation. In determining the Highest Per Share Price and Highest Equivalent Price, all purchases by an Acquiring Person shall be taken into account regardless of whether the shares were purchased before or after the Acquiring Person became an Acquiring Person. Also, the Highest Per Share Price and the Highest Equivalent Price shall include any brokerage commissions, transfer taxes and soliciting dealers’ fees paid by the Acquiring Person with respect to the shares of capital stock of the corporation acquired by the Acquiring Person. The Highest Per Share Price and the Highest Equivalent Price shall be appropriately adjusted to take into account stock dividends, subdivisions, combinations and reclassifications.

               9. Fair Market Price. The term “Fair Market Price” shall mean for any class of Voting Stock the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such class of Voting Stock on the American Stock Exchange, or, if such class of Voting Stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such class of Voting Stock is listed, or, if such class of Voting Stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such class of Voting Stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock.

SECTION III

AMENDMENT

               The provisions set forth in this Article TWELFTH may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than four-fifths of the outstanding shares of Voting Stock of the corporation at a meeting of the stockholders duly called for the consideration of such amendment, alteration,  change or repeal, provided, however, that if such action has been proposed, directly or indirectly, on behalf of an Acquiring Person, it must also be approved by the affirmative vote of the holders of not less than four-fifths of the outstanding shares of Voting Stock held by the stockholders other than such Acquiring Person.

SECTION IV

NON-EXCLUSIVE

               The provisions set forth in this Article TWELFTH are in addition to the provisions set forth in Article NINTH of this certificate of incorporation.

THIRTEENTH:   No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction for which the director derived an improper personal benefit.  If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Signed on June 27, 2012.

TRANS-LUX CORPORATION

By:	/s/ Angela D. Toppi

Name: Angela D. Toppi
Title: Executive Vice President & CFO

Exhibit A

TRANS-LUX CORPORATION

STATEMENT OF DESIGNATION, POWERS,

PREFERENCES AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

1.                  Designation and Authorized Shares.  The Corporation shall be authorized to issue four hundred sixteen thousand five hundred (416,500) shares of Series A Convertible Preferred Stock, par value $1.00 per share (the “Series A Preferred Stock”).

2.                  Stated Value.  Each share of Series A Preferred Stock shall have a stated value of twenty dollars ($20.00) (the “Stated Value”).

3.                  Voting.  Except as otherwise expressly required by law, each holder of Series A Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to fifty (50) votes for each share of Series A Preferred Stock owned at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise required by law, the holders of shares of Series A Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

4.                  Liquidation.  Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series A Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a preferential amount in cash equal to (and not more than) the Stated Value.  All preferential amounts to be paid to the holders of Series A Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of (i) any other class or series of capital stock whose terms expressly provide that the holders of Series A Preferred Stock should receive preferential payment with respect to such distribution (to the extent of such preference) and (ii) the Corporation’s Common Stock.  If upon any such distribution the assets of the Corporation  shall be insufficient  to pay the holders of the outstanding shares of Series A Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the Series A Preferred Stock as to distributions in the event of a liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.  Any distribution in connection with the liquidation, dissolution or winding up of the Company, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible.  Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Company.

5.                  Conversion.  Upon filing an amendment to the Corporation’s certificate of incorporation to increase the number of shares of authorized Common Stock so that there is an adequate amount of shares of authorized Common Stock for issuance upon conversion of the Series A Preferred Stock (the “Amendment”), the shares of Series A Preferred Stock will be automatically converted into Common Stock and such conversion will require no action on behalf of the Company or the holder of the Series A Preferred Stock.  Each share of Series A Preferred Stock shall convert into fifty (50) shares of Common Stock of the Company.

6.                  Record Holders.  The Corporation and its transfer agent, if any, for the Series A Preferred Stock may deem and treat the record holder of any shares of Series A Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

7.                  Reservation.  Subject to filing of the Amendment, the Corporation shall at all times reserve from its authorized Common Stock a sufficient number of shares to provide for conversion of all Series A Preferred Stock from time to time outstanding.

8.                  Restriction and Limitations.  Except as expressly provided herein or as required by law so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series A Preferred Stock, including without limitation cancel or modify adversely and materially the voting rights as provided in Section 3 herein.

9.                  Amendment.  The provisions hereof and the Certificate of Incorporation, as amended, of the Corporation shall not be amended in any manner which would adversely affect the rights, privileges or powers of the Series A Preferred Stock without, in addition to any other vote of stockholders required by law, the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting together as a single class.

10.              Certain Adjustments.

10.1     Stock Dividends and Stock Splits.  If the Corporation, at any time while the Series A Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to the Series A Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, each share of Series A Preferred Stock shall receive such consideration as if such number of shares of Series A Preferred Stock had been, immediately prior to such foregoing dividend, distribution, subdivision, combination or reclassification, the holder of one share of Common Stock.  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

10.2     Fundamental Transaction.  If, at any time while the Series A Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person, (B) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent  conversion of this Series A Preferred Stock, the Holders shall have the right to receive, for each Share of Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock.

11.              Distribution.  If the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Company’s stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then the holders of Series A Preferred Stock shall be entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.